Exhibit 10.15

DEFERRED COMPENSATION AGREEMENT

FOR DIRECTORS OF CHAPARRAL STEEL COMPANY

THIS DEFERRED COMPENSATION AGREEMENT, is entered into on this      day of                     , 20    , by and between Chaparral Steel Company (the “Company”) and                      (“Director”).

1. Effective Date

This Agreement shall be effective on the aforesaid date for Compensation for services performed during calendar year             .

2. Definitions

For purposes of this Agreement, the following capitalized terms shall have the meaning set forth herein:

a) “Account Balance” shall mean at any time the aggregate Deferred Amount shown in the records of the Company.

b) “Committee” shall mean the Compensation Committee of the Board of Directors of Chaparral Steel Company not including members thereof who have entered into a Deferred Compensation Agreement.

c) “Compensation” shall mean all fees payable to the Director by the Company for services as a Director of the Company as established from time to time by the Board of Directors of the Company, including the annual director’s fee and any and all fees for service on committees of the Board of Directors.

d) “Deferred Amount” shall mean the amount by which the Director’s Compensation is reduced as agreed upon by the Director and the Company and set forth on Exhibit A hereto and deferred and payable in the Common Stock of the Company in accordance with the terms of this Agreement.

e) “Director” for the purposes of this Agreement shall mean a Director who is not an officer or employee of the Company.

3. Deferred Compensation

The Company shall credit to the Director’s Account Balance the number of shares of Common Stock of the Company determined by dividing the Deferred Amount of said Director’s Compensation by the average market price of such Common Stock for the thirty (30) trading days prior to the date of this Agreement. Cash dividends shall be credited to such account in the form of Common Stock of the Company at a value equal to the fair market value of the stock on the date of payment of the cash dividend. Shares of Common Stock of the Company credited to the account shall be adjusted to reflect any increase or decrease in the number of shares outstanding as a result of stock dividends, stock split-ups, combination of shares, recapitalizations, mergers or consolidations.

4. Payment of Deferred Amount

The manner and time of distribution of Account Balance shall be determined by the Committee at its sole discretion. .

The Account Balance may be paid after the Director ceases to serve as a Director, within thirty (30) days after the Director’s written request for payment is delivered to the President of the Company. The Account Balance shall be paid to the beneficiary or beneficiaries designated by the Director within thirty (30) days after the death of the Director. If no beneficiary has been designated by the Director, such payment shall be made to the Director’s estate.

5. General

It is expressly agreed that the Director will not assign, set over or otherwise dispose of or attempt to dispose of any interest hereunder, and any interest of the Director hereunder shall not be subject to levy by any creditor of the Director.

This Agreement shall be binding upon, and shall be assumed in all respects by, any successor or assigns of the Company.

DIRECTOR	CHAPARRAL STEEL COMPANY

By:
Printed Name:	Name:
Title:

2

Exhibit A

Deferred Amount: $